EXHIBIT 99.1

Contact:  Richard L. Van Kirk, Chief Executive Officer

(949) 769-3200

For Immediate Release

PRO-DEX, INC. ANNOUNCES FISCAL 2020 FIRST QUARTER RESULTS

IRVINE, CA, November 7, 2019 - PRO-DEX, INC. (NasdaqCM: PDEX) today announced financial results for its fiscal 2020 first quarter ended September 30, 2019.

Net sales for the three months ended September 30, 2019, increased $324,000, or 5%, to $7.2 million from $6.9 million for the three months ended September 30, 2018. The increase is driven by increased sales to our largest customer, primarily increased repair revenue.

Gross profit for the three months ended September 30, 2019, remained fairly flat, increasing $53,000, or 2%, to $2.8 million, compared to $2.7 million for the year-ago period. Gross margin decreased by 1 percentage point to 38% during the three months ended September 30, 2019, compared to 39% during the corresponding year-ago period.

Operating expenses (which include selling, general and administrative, and research and development expenses) for the quarter ended September 30, 2019 increased $290,000 from the corresponding year-ago period. We are increasing these expenditures in an effort to release new products and garner new customer relationships.

Net income for the quarter ended September 30, 2019, was $1.1 million, or $0.27 per diluted share, compared to $1.3 million or $0.31 per diluted share, for the quarter ended September 30, 2018.

CEO Comments

Richard L. (“Rick”) Van Kirk, the Company’s President and Chief Executive Officer, commented, “We are pleased with our first quarter results, which include another record-breaking sales level in excess of $7 million. We continue to reinvest our profits in both research and development and business development to continue to grow our core medical device business. Finally,” concluded Mr. Van Kirk, “we have experienced delays in our planned product launches as we modify our thoracic driver to meet our customer’s specific needs.”

The amount spent on projects under development, along with the current estimated commercial launch date and estimated recurring annual revenue is summarized below (in thousands):

	For the Three Months Ended September 30,
	2019	2018	Market Launch	Est. Annual Revenue
Total Research & Development costs:	$484	$408

Products in development:
Thoracic Driver	$19	$75	03/20	$4,000
Arthroscopic Shaver	6	22	06/20	$600
Arthroscopic Attachment	—	6	12/19	$150
CMF Driver	17	—	06/20	$350
Sustaining & Other	442	305
Total	$484	$408

Customer CMF Driver (1)	$99	$54	12/19	$2,500

(1)

Costs incurred related to customer contracts are included in costs of sales and deferred costs and are not included in research and development costs.

The completion of our thoracic driver is currently a priority for our engineering team. The costs in the table above represent our costs related to our Pro-Dex branded driver, which is substantially complete. As we previously discussed, in early fiscal 2019 we entered a development contract with a current significant customer to private-label this driver for their unique specifications. We have had technical delays related to performance of this driver with a specific customer attachment. We currently believe we will launch this product in the third quarter of this fiscal year and have delayed the anticipated launch of most other products to focus on the completion of this thoracic driver.

About Pro-Dex, Inc.:

Pro-Dex, Inc. specializes in the design, development, and manufacture of autoclavable, battery-powered and electric, multi-function surgical drivers and shavers used primarily in the orthopedic and maxocranial facial markets. We have patented adoptive torque-limiting software and proprietary sealing solutions that appeal to our customers, primarily medical device distributors. Pro-Dex also sells compact pneumatic air motors for a variety of industrial applications. Pro-Dex's products are found in hospitals and medical engineering labs around the world. For more information, visit the Company's website at www.pro-dex.com.

Statements herein concerning the Company's plans, growth and strategies may include 'forward-looking statements' within the context of the federal securities laws. Statements regarding the Company's future events, developments and future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The Company's actual results may differ materially from those suggested as a result of various factors. Interested parties should refer to the disclosure concerning the operational and business concerns of the Company set forth in the Company's filings with the Securities and Exchange Commission.

(tables follow)

PRO-DEX, INC.

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	September 30, 2019	June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$6,502	$7,742
Investments	3,127	2,649
Accounts receivable, net of allowance for doubtful accounts of $12 and $0 at September 30, 2019 and at June 30, 2019, respectively	3,157	4,100
Deferred costs	493	430
Inventory	6,844	6,239
Prepaid expenses and other current assets	232	623
Total current assets	20,355	21,783
Equipment and leasehold improvements, net	2,653	2,726
Right of use asset, net	3,187	—
Intangibles, net	129	129
Deferred income taxes, net	301	260
Investments	1,306	582
Other assets	40	40
Total assets	$27,971	$25,520

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,376	$1,996
Accrued expenses	1,306	1,437
Deferred revenue	240	215
Note payable and capital lease obligations	624	622
Total current liabilities	3,546	4,270
Deferred rent	—	146
Lease liability, net of current portion	3,015	—
Income taxes payable	191	162
Notes and capital leases payable, net of current portion	3,775	3,934
Total non-current liabilities	6,981	4,242
Total liabilities	10,527	8,512
Shareholders’ equity:
Common shares; no par value; 50,000,000 shares authorized; 3,990,995 and 4,039,491 shares issued and outstanding at September 30, 2019 and June 30, 2019, respectively	15,161	15,815
Accumulated other comprehensive loss	(606)	(549)
Retained earnings	2,889	1,742
Total shareholders’ equity	17,444	17,008
Total liabilities and shareholders’ equity	$27,971	$25,520

PRO-DEX, INC.

CONDENSED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Three Months Ended September 30,
	2019	2018

Net sales	$7,240	$6,916
Cost of sales	4,460	4,189
Gross profit	2,780	2,727

Operating (income) expenses:
Selling expenses	142	33
General and administrative expenses	663	565
Gain on disposal of equipment	—	(7)
Research and development costs	484	408
Total operating expenses	1,289	999
Operating income	1,491	1,728
Other income (expense):
Interest and miscellaneous income	35	74
Interest expense	(59)	(20)
Total other income (expense)	(24)	54

Income before income taxes	1,467	1,782
Provision for income taxes	363	433
Net income	1,104	1,349
Other comprehensive income (loss), net of tax:
Unrealized gain (loss) from marketable equity investments, net of taxes	(57)	298
Comprehensive income	$1,047	$1,647

Basic and diluted income per share:
Basic net income per share	$0.28	$0.31
Diluted net income per share	$0.27	$0.31

Weighted average common shares outstanding:
Basic	4,008,017	4,330,636
Diluted	4,110,414	4,372,893
Common shares outstanding	3,990,995	4,249,548

PRO-DEX, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Three Months Ended September 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,104	$1,349
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	138	88
Share-based compensation	12	10
Non-cash lease expense	13	—
Amortization of loan fees	2	—
Gain on disposal of equipment	—	(7)
Deferred income tax	(41)	404
Bad debt expense (recovery)	12	(13)
Changes in operating assets and liabilities:
Accounts receivable and other receivables	931	(655)
Deferred costs	(63)	(50)
Inventory	(605)	(172)
Prepaid expenses and other assets	391	(152)
Accounts payable and accrued expenses	(1,040)	(82)
Deferred revenue	25	39
Income taxes payable	29	(123)
Net cash provided by operating activities	908	636

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(61)	(477)
Purchases of investments	(1,258)	(824)
Decrease (increase) in intangibles	(4)	1
Proceeds from disposal of equipment	—	7
Net cash used in investing activities	(1,323)	(1,293)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital lease and notes payable	(159)	(10)
Borrowings from Minnesota Bank & Trust	—	5,000
Payment of employee payroll taxes on net issuance of common stock	—	(101)
Proceeds from ESPP Contributions	15	10
Repurchases of common stock	(681)	(1,115)
Net cash provided by (used in) financing activities	(825)	3,784

Net increase (decrease) in cash and cash equivalents	(1,240)	3,127
Cash and cash equivalents, beginning of period	7,742	5,188
Cash and cash equivalents, end of period	$6,502	$8,315